Exhibit 99.1

NOTICE OF REDEMPTION
to the Holders of
Raymond James Financial, Inc.
6.90% Senior Notes due 2042
*CUSIP 754730208
On behalf of Raymond James Financial, Inc. (the “Company”), notice is hereby given pursuant to Section 3.02 of the Indenture dated as of August 10, 2009 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), Section 2.6 of the Third Supplemental Indenture, dated as of March 7, 2012, by and between the Company and the Trustee (together with the Base Indenture, the “Indenture”), and Section 3 of the Global Note representing the Company’s 6.90% Senior Notes due 2042 (the “Notes”), that the Company has elected to redeem on March 15, 2017 (the “Redemption Date”) all of its outstanding Notes at a redemption price equal to 100.00% plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”), subject to the right of holders of record of the Notes on March 1, 2017 to receive the interest payment due on March 15, 2017. Terms used in this Notice of Redemption and not otherwise defined shall have the meanings assigned to them in the Indenture.
On the Redemption Date, the Redemption Price shall become due and payable upon each of the outstanding Notes. Payment of the Redemption Price shall be made, on or after the Redemption Date, at any office of the Trustee. FROM AND AFTER THE REDEMPTION DATE, ALL INTEREST ON THE NOTES SHALL CEASE TO ACCRUE.
The Trustee will act as paying agent (the “Paying Agent”) with respect to the redemption of the Notes. As required by the Indenture, the Notes must be presented and surrendered to the Trustee in order to receive payment of the Redemption Price. Payment of the Redemption Price including the accrued interest to the Redemption Date will be made on or after the Redemption Date, upon presentation and surrender of the Notes to the Trustee at one of the addresses set forth below:

If by Mail:	If by Hand or Overnight Courier:
The Bank of New York Mellon Trust Company, N.A. 111 Sanders Creek Parkway East Syracuse, NY 13057	The Bank of New York Mellon Trust Company, N.A. 111 Sanders Creek Parkway East Syracuse, NY 13057

Unless the Company defaults in making the Redemption Payment, interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right that the holder of a Note will have is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Note.

IMPORTANT TAX INFORMATION
Under the Internal Revenue Code of 1986, as amended, the Paying Agent may be obligated to withhold 28% from payments of the Redemption Price to holders who have failed to furnish the Paying Agent with a correct Taxpayer Identification Number. To avoid the application of these provisions, a holder should submit its certified Taxpayer Identification Number on a properly completed IRS Form W-9 (available at http://www.irs.gov/) when presenting its certificates (or should submit a properly completed IRS Form W-8 or other certification establishing an exemption from withholding, if applicable).
Dated: February 6, 2017
Raymond James Financial, Inc.
By: The Bank of New York Mellon Trust
Company, N.A., as Trustee
*This CUSIP Number has been assigned to this issue by Standard & Poor’s Corporation and is included solely for the convenience of holders of the Notes. None of the Company, the Trustee or the Paying Agent shall be responsible for the selection or use of this CUSIP Number and no representation is made as to the correctness or accuracy of the CUSIP number listed in any redemption notice or printed on the Notes.